EXHIBIT 3.3

Certificate of Amendment

(Pursuant to NRS 78.385 and 78.390)

Filed in the office of

    Document Number

    20110877726-91

Ross Miller

    Filing Date and time

Secretary of State

    12/12/2011 7:45 AM

State of Nevada           Entity Number

     C7812-1998

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – After issuance of Stock)

1. Name of corporation: Intelligent Living Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article SIX of the Articles of Incorporation of the corporation is amended to add the following paragraph:

“At the effective time of this amendment [not less than 20 days following mailing to stockholders of the corporation of the Definitive Information Statement filed with the Securities and Exchange Commission on November 25, 2011], each share of the Corporation’s issued and outstanding Common Stock as of the record date set by the Corporation's Board of Directors shall be subject to a one (1) for one hundred and fifty (150) reverse split, with all fractional shares rounded up to the nearest whole share.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: a majority.

4. Effective date of filing: (optional)

/s/ Michael Holloran

4. Officer Signature:

________________________________________________________

Signature of Officer